File No. 33-36821

811-6172

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

 Pre-Effective Amendment No.  [__]

 Post-Effective Amendment No. 37  [X]

and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [X]

 Amendment No. 37  [X]

(Check appropriate box or boxes.)

Dreyfus Municipal Cash Management Plus

(Exact Name of Registrant as Specified in Charter)

c/o The Dreyfus Corporation

200 Park Avenue, New York, New York 10166

(Address of Principal Executive Offices) (Zip Code)

 Registrant's Telephone Number, including Area Code: (212) 922-6000

Janette Farragher, Esq.

200 Park Avenue

New York, New York 10166

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

Explanatory Note

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement.

2. Part C to the Registration Statement (including signature page).

3. Exhibit (h)(2) to Item 28 to the Registration Statement.

4. Exhibit (n) to Item 28 to the Registration Statement.

This Post-Effective Amendment is being filed soley to file a Transfer Agency Agreement as Exhibit (h)(2) and a revised Rule 18f-3 Plan as Exhibit (n) to Item 28 to this Registration Statement on Form N-1A.

Parts A and B of Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A filed on May 30, 2012 pursuant to Rule 485(b) under the Securities Act of 1933, as amended, are incorporated by reference herein.

DREYFUS MUNICIPAL CASH MANAGEMENT PLUS

PART C. OTHER INFORMATION

_________________________

Item 28. Exhibits - List:

(a) Registrant's Amended and Restated Agreement and Declaration of Trust is incorporated by reference to Exhibit (a) of Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A, filed on September 30, 1993.

(b) Registrant's Amended and Restated By-Laws are incorporated by reference to Exhibit (b) of Post-Effective No. 33 to the Registration Statement on Form N-1A, filed on May 26, 2011.

(d) Management Agreement is incorporated by reference to Exhibit (d) of Post-Effective Amendment No. 7 to the Registration Statement on Form N-1A, filed on February 28, 1995.

(e)(1) Distribution Agreement is incorporated by reference to Exhibit (e)(1) of Post-Effective No. 33 to the Registration Statement on Form N-1A, filed on May 26, 2011.

(e)(2) Forms of Service Agreement are incorporated by reference to Exhibit (e)(2) of Post-Effective No. 19 to the Registration Statement on Form N-1A, filed on May 25, 2000.

(e)(3) Form of Supplement to Service Agreements is incorporated by reference to Exhibit (e)(3) of Post-Effective Amendment No. 26 to the Registration Statement on Form N-1A, filed on May 29, 2007.

(g)(1) Custody Agreement is incorporated by reference to Exhibit (g)(1) of Post-Effective No. 33 to the Registration Statement on Form N-1A, filed on May 26, 2011.

(g)(2) Sub-Custodian Agreement is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A, filed on October 25, 1995.

(h)(1) Shareholder Services Plan is incorporated by reference to Exhibit (h)(1) of Post-Effective Amendment No. 12 to the Registration Statement on Form N-1A, filed on September 20, 1996.

(h)(2) Transfer Agency Agreement is filed herewith.

(i) Opinion and consent of Registrant's counsel is incorporated by reference to Exhibit (i) of Post-Effective Amendment No. 9 to the Registration Statement on Form N-1A, filed on October 25, 1995.

(j) Consent of Independent Registered Public Accounting Firm is incorporated by reference to Exhibit (j) of Post-Effective Amendment No. 35 to the Registration Statement on Form N-1A, filed on May 30, 2012.

(m) Rule 12b-1 Service Plan is incorporated by reference to Exhibit (m) of Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A, filed on September 27, 2007.

(n) Rule 18f-3 Plan, as revised is filed herewith.

(p)(1) Code of Ethics is incorporated by reference to Exhibit (p)(1) of Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A, filed on May 30, 2008.

(p)(2) Code of Ethics of the Nonmanagement Board Members is incorporated by reference to Exhibit (p)(2) of Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A, filed on March 31, 2010.

 Other Exhibits

(a) Power of Attorney of the Officers is incorporated by reference to Other Exhibit (a) of Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A, filed on March 31, 2010.

(b) Certificate of Assistant Secretary is incorporated by reference to Other Exhibit (b) of Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A, filed on March 31, 2010.

Item 29. Persons Controlled by or Under Common Control with Registrant:

None.

Item 30. Indemnification:

The Registrant's charter documents set forth the circumstances under which indemnification shall be provided to any past or present Board member or officer of the Registrant. The Registrant also has entered into a separate agreement with each of its Board members that describes the conditions and manner in which the Registrant indemnifies each of its Board members against all liabilities incurred by them (including attorneys' fees and other litigation expenses, settlements, fines and penalties), or which may be threatened against them, as a result of being or having been a Board member of the Registrant. These indemnification provisions are subject to applicable state law and to the limitation under the Investment Company Act of 1940, as amended, that no board member or officer of a fund may be protected against liability for willful misfeasance, bad faith, gross negligence or reckless disregard for the duties of his or her office. Reference is hereby made to the following:

Article Eight of the Registrant's Declaration of Trust and any amendments thereto, Article 10 of the Registrant’s Amended and Restated By-Laws and Section 1.10 of the Distribution Agreement.

Item 31(a). Business and Other Connections of Investment Adviser:

The Dreyfus Corporation and subsidiary companies comprise a financial service organization whose business consists primarily of providing investment management services as the investment adviser and manager for sponsored investment companies registered under the Investment Company Act of 1940 and as an investment adviser to institutional and individual accounts. Dreyfus also serves as sub-investment adviser to and/or administrator of other investment companies. MBSC Securities Corporation, a wholly-owned subsidiary of Dreyfus, serves primarily as a registered broker-dealer and distributor of other investment companies advised and administered by Dreyfus.

Item 31. Business and Other Connections of Investment Adviser (continued)
  Officers and Directors of Investment Adviser

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

Jonathan Baum Chief Executive Officer and Chair of the Board	MBSC Securities Corporation++	Chief Executive Officer Chairman of the Board	3/08 - Present 3/08 - Present

J. Charles Cardona President and Director	MBSC Securities Corporation++	Director Executive Vice President	6/07 – Present 6/07 - Present

	Universal Liquidity Funds plc+	Director	4/06 - Present

Diane P. Durnin Vice Chair and Director	None

Robert G. Capone Director	MBSC Securities Corporation++	Executive Vice President Director	4/07 - Present 4/07 - Present
	The Bank of New York Mellon*****	Vice President	2/06 - Present

Mitchell E. Harris Director	Standish Mellon Asset Management Company LLC Mellon Financial Center 201 Washington Street Boston, MA 02108-4408	Chairman Chief Executive Officer Member, Board of Managers	2/05 – Present 8/04 – Present 10/04 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Alcentra NY, LLC++	Manager	1/08 - Present

	Alcentra US, Inc. ++	Director	1/08 - Present

	Alcentra, Inc. ++	Director	1/08 - Present

	BNY Alcentra Group Holdings, Inc. ++	Director	10/07 - Present

	Pareto New York LLC++	Manager	11/07 - Present

	Standish Ventures LLC Mellon Financial Center 201 Washington Street Boston, MA 02108-4408	President Manager	12/05 - Present 12/05 - Present

	Palomar Management London, England	Director	12/97 - Present

	Palomar Management Holdings Limited London, England	Director	12/97 - Present

	Pareto Investment Management Limited London, England	Director	9/04 - Present

Christopher E. Sheldon Chief Investment Officer, Executive Vice President and Director	Mellon Global Investing Corp. +	Senior Vice President	5/08 - Present
	BNY Mellon, National Association+	Managing Director	7/09 – Present
	The Bank of New York Mellon*****	Managing Director	7/09 - Present

Bradley J. Skapyak Chief Operating Officer and Director	MBSC Securities Corporation++	Executive Vice President	6/07 - Present
	The Bank of New York Mellon****	Senior Vice President	4/07 - Present

	The Dreyfus Family of Funds++	President	1/10 - Present

	Dreyfus Transfer, Inc. ++	Chairman Director Senior Vice President	5/11 - Present 5/10 - Present 5/10 - 5/11

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
Dwight Jacobsen Executive Vice President and Director	MBSC Securities Corporation++	Executive Vice President Director	6/08 – Present 6/08 – Present

Cynthia Fryer Steer Director	None

Patrice M. Kozlowski Senior Vice President – Corporate Communications	None

Gary Pierce Controller	The Bank of New York Mellon *****	Vice President	7/08 - Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

	Laurel Capital Advisors, LLP+	Chief Financial Officer	5/07 - Present

	MBSC Securities Corporation++	Director Chief Financial Officer	6/07 – Present 6/07 - Present

	Founders Asset Management, LLC****	Assistant Treasurer	7/06 - 12/09
	Dreyfus Consumer Credit Corporation ++	Treasurer	7/05 - 8/10

	Dreyfus Transfer, Inc. ++	Chief Financial Officer Treasurer	7/05 - Present 5/11- Present

	Dreyfus Service Organization, Inc.++	Treasurer	7/05 – Present

	Seven Six Seven Agency, Inc. ++	Treasurer	4/99 - Present

Joseph W. Connolly Chief Compliance Officer	The Dreyfus Family of Funds++	Chief Compliance Officer	10/04 - Present
	Laurel Capital Advisors, LLP+	Chief Compliance Officer	4/05 - Present
	BNY Mellon Funds Trust++	Chief Compliance Officer	10/04 - Present
	MBSC Securities Corporation++	Chief Compliance Officer	6/07 – Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates

Christopher O'Connor Chief Administrative Officer	MBSC Securities Corporation++	Executive Vice President Senior Vice President	12/11 – Present 5/06 – 12/11

Gary E. Abbs Vice President – Tax	The Bank of New York Mellon+	First Vice President and Manager of Tax Compliance	12/96 - Present
	Dreyfus Service Organization++	Vice President – Tax	1/09 - Present

	Dreyfus Consumer Credit Corporation++	Chairman President	1/09 – 8/10 1/09 – 8/10

	MBSC Securities Corporation++	Vice President – Tax	1/09 - Present

Jill Gill Vice President – Human Resources	MBSC Securities Corporation++	Vice President	6/07 – Present
	The Bank of New York Mellon *****	Vice President	7/08 – Present

	BNY Mellon, National Association +	Vice President	7/08 - Present

Joanne S. Huber Vice President – Tax	The Bank of New York Mellon+	State & Local Compliance Manager	7/07 - Present

	Dreyfus Service Organization++	Vice President – Tax	1/09 – Present

	Dreyfus Consumer Credit Corporation++	Vice President – Tax	1/09 – 8/10

	MBSC Securities Corporation++	Vice President – Tax	1/09 – Present

Anthony Mayo Vice President – Information Systems	None

John E. Lane Vice President	A P Colorado, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	A P East, Inc. +	Vice President– Real Estate and Leases	8/07 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	A P Management, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	A P Properties, Inc. +	Vice President – Real Estate and Leases	8/07 - Present
	Allomon Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	AP Residential Realty, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	AP Wheels, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	BNY Mellon, National Association +	Vice President – Real Estate and Leases	7/08 - Present
	Citmelex Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	Eagle Investment Systems LLC 65 LaSalle Road West Hartford, CT 06107	Vice President– Real Estate and Leases	8/07 - Present
	East Properties Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	FSFC, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Holiday Properties, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	MBC Investments Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	MBSC Securities Corporation++	Vice President– Real Estate and Leases	8/07 - Present
	MELDEL Leasing Corporation Number 2, Inc. +	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Bank Community Development Corporation+	Vice President– Real Estate and Leases	11/07 - Present
	Mellon Capital Management Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	Mellon Financial Services Corporation #1+	Vice President– Real Estate and Leases	8/07 - Present
	Mellon Financial Services Corporation #4+	Vice President – Real Estate and Leases	7/07 - Present
	Mellon Funding Corporation+	Vice President– Real Estate and Leases	12/07 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Mellon Holdings, LLC+	Vice President– Real Estate and Leases	12/07 - Present
	Mellon International Leasing Company+	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Leasing Corporation+	Vice President– Real Estate and Leases	7/07 - Present
	Mellon Ventures, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Melnamor Corporation+	Vice President– Real Estate and Leases	8/07 - Present
	MFS Leasing Corp. +	Vice President– Real Estate and Leases	7/07 - Present
	MMIP, LLC+	Vice President– Real Estate and Leases	8/07 - Present
	Pareto New York LLC++	Vice President– Real Estate and Leases	10/07 - Present
	Pontus, Inc. +	Vice President– Real Estate and Leases	7/07 - Present
	Promenade, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	RECR, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	Technology Services Group, Inc.*****	Senior Vice President	6/06 - Present

	Tennesee Processing Center LLC*****	Managing Director	5/08 - Present

	Texas AP, Inc. +	Vice President– Real Estate and Leases	8/07 - Present
	The Bank of New York Mellon*****	Vice President – Real Estate and Leases	7/08 - Present
	The Bank of New York Mellon Corporation*****	Executive Vice President	8/07 - Present

	Trilem, Inc. +	Vice President– Real Estate and Leases	8/07 - Present

Kathleen Geis Vice President	BNY Mellon, National Association+	Managing Director	7/09 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	BNY Mellon Distributors Holdings, Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Performance & Risk Analytics, LLC+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust Company of Illinois+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust of Delaware+	Vice President - Real Estate	7/11 - Present
	Eagle Investment Systems LLC+	Vice President - Real Estate	7/11 - Present
	Ivy Asset Management LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Capital Management Corporation***	Vice President - Real Estate	7/11 - Present
	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 - Present
	Mellon Holdings LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Investor Services LLC+	Vice President - Real Estate	7/11 - Present
	Pareto New York LLC*****	Vice President - Real Estate	7/11 - Present
	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 - Present
	Technology Services Group, Inc. +	Vice President - Real Estate	7/11 - Present
	Tennessee Processing Center LLC+	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present
	Alcentra US, Inc. ++	Vice President - Real Estate	7/11 - Present
	BNY Mellon Capital Markets LLC++	Vice President - Real Estate	7/11 - Present
	Pershing LLC*****	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon+	Managing Director	7/09 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	MBNA Institutional PA Services, LLC+	Managing Director Senior Vice President	7/09 - Present 10/06 - 7/09

Dean M. Steigauf Vice President	BNY Mellon, National Association+	Vice President	7/09 - Present
	BNY Mellon Distributors Holdings, Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Investment Servicing (US) Inc. +	Vice President - Real Estate	7/11 - Present
	BNY Mellon Performance & Risk Analytics, LLC+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust Company of Illinois+	Vice President - Real Estate	7/11 - Present
	BNY Mellon Trust of Delaware+	Vice President - Real Estate	7/11 - Present
	Eagle Investment Systems LLC+	Vice President - Real Estate	7/11 - Present
	Ivy Asset Management LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Capital Management Corporation***	Vice President - Real Estate	7/11 - Present
	Mellon Financial Services Corporation #1+	Vice President - Real Estate	7/11 - Present
	Mellon Holdings LLC+	Vice President - Real Estate	7/11 - Present
	Mellon Investor Services LLC+	Vice President - Real Estate	7/11 - Present
	Pareto New York LLC*****	Vice President - Real Estate	7/11 - Present
	SourceNet Solutions, Inc. +	Vice President - Real Estate	7/11 - Present
	Technology Services Group, Inc. +	Vice President - Real Estate	7/11 - Present
	Tennessee Processing Center LLC+	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon Trust Company, National Association+	Vice President - Real Estate	7/11 - Present

Name and Position With Dreyfus	Other Businesses	Position Held	Dates
	Alcentra US, Inc. ++	Vice President - Real Estate	7/11 - Present
	BNY Mellon Capital Markets LLC++	Vice President - Real Estate	7/11 - Present
	Pershing LLC*****	Vice President - Real Estate	7/11 - Present
	The Bank of New York Mellon+	Vice President	12/02 - Present

James Bitetto Secretary	The Dreyfus Family of Funds++	Vice President and Assistant Secretary	8/05 - Present

	MBSC Securities Corporation++	Assistant Secretary	6/07 - Present

	Dreyfus Service Organization, Inc.++	Secretary	8/05 - Present

	The Dreyfus Consumer Credit Corporation++	Vice President	2/02 - 8/10

	Founders Asset Management LLC****	Assistant Secretary	3/09 - 12/09

*	The address of the business so indicated is One Boston Place, Boston, Massachusetts, 02108.
**	The address of the business so indicated is One Bush Street, Suite 450, San Francisco, California 94104.
***	The address of the business so indicated is 50 Fremont Street, Suite 3900, San Francisco, California 94104.
****	The address of the business so indicated is 210 University Blvd., Suite 800, Denver, Colorado 80206.
*****	The address of the business so indicated is One Wall Street, New York, New York 10286.
+	The address of the business so indicated is One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.
++	The address of the business so indicated is 200 Park Avenue, New York, New York 10166.
+++	The address of the business so indicated is 144 Glenn Curtiss Boulevard, Uniondale, New York 11556-0144.
++++	The address of the business so indicated is White Clay Center, Route 273, Newark, Delaware 19711.
+++++	The address of the business so indicated is 4005 Kennett Pike, Greenville, DE 19804.

Item 32. Principal Underwriters
(a) Other investment companies for which Registrant's principal underwriter (exclusive distributor) acts as principal underwriter or exclusive distributor:
1.	Advantage Funds, Inc.
2.	BNY Mellon Funds Trust
3.	CitizensSelect Funds
4.	Dreyfus Appreciation Fund, Inc.
5.	Dreyfus BASIC Money Market Fund, Inc.
6.	Dreyfus BASIC U.S. Mortgage Securities Fund
7.	Dreyfus Bond Funds, Inc.
8.	Dreyfus Cash Management
9.	Dreyfus Funds, Inc.
10.	The Dreyfus Fund Incorporated
11.	Dreyfus Government Cash Management Funds
12.	Dreyfus Growth and Income Fund, Inc.
13.	Dreyfus Index Funds, Inc.
14.	Dreyfus Institutional Cash Advantage Funds
15.	Dreyfus Institutional Preferred Money Market Funds
16.	Dreyfus Institutional Reserves Funds
17.	Dreyfus Intermediate Municipal Bond Fund, Inc.
18.	Dreyfus International Funds, Inc.
19.	Dreyfus Investment Funds
20.	Dreyfus Investment Grade Funds, Inc.
21.	Dreyfus Investment Portfolios
22.	The Dreyfus/Laurel Funds, Inc.
23.	The Dreyfus/Laurel Funds Trust
24.	The Dreyfus/Laurel Tax-Free Municipal Funds
25.	Dreyfus LifeTime Portfolios, Inc.
26.	Dreyfus Liquid Assets, Inc.
27.	Dreyfus Manager Funds I
28.	Dreyfus Manager Funds II
29.	Dreyfus Massachusetts Municipal Money Market Fund
30.	Dreyfus Midcap Index Fund, Inc.
31.	Dreyfus Money Market Instruments, Inc.
32.	Dreyfus Municipal Bond Opportunity Fund

33.	Dreyfus Municipal Cash Management Plus
34.	Dreyfus Municipal Funds, Inc.
35.	Dreyfus Municipal Money Market Fund, Inc.
36.	Dreyfus New Jersey Municipal Bond Fund, Inc.
37.	Dreyfus New Jersey Municipal Money Market Fund, Inc.
38.	Dreyfus New York AMT-Free Municipal Bond Fund
39.	Dreyfus New York AMT-Free Municipal Money Market Fund
40.	Dreyfus New York Municipal Cash Management
41.	Dreyfus New York Tax Exempt Bond Fund, Inc.
42.	Dreyfus Opportunity Funds
43.	Dreyfus Pennsylvania Municipal Money Market Fund
44.	Dreyfus Premier California AMT-Free Municipal Bond Fund, Inc.
45.	Dreyfus Premier GNMA Fund, Inc.
46.	Dreyfus Premier Investment Funds, Inc.
47.	Dreyfus Premier Short-Intermediate Municipal Bond Fund
48.	Dreyfus Premier Worldwide Growth Fund, Inc.
49.	Dreyfus Research Growth Fund, Inc.
50.	Dreyfus State Municipal Bond Funds
51.	Dreyfus Stock Funds
52.	Dreyfus Short-Intermediate Government Fund
53.	The Dreyfus Socially Responsible Growth Fund, Inc.
54.	Dreyfus Stock Index Fund, Inc.
55.	Dreyfus Tax Exempt Cash Management Funds
56.	The Dreyfus Third Century Fund, Inc.
57.	Dreyfus Treasury & Agency Cash Management
58.	Dreyfus Treasury Prime Cash Management
59.	Dreyfus U.S. Treasury Intermediate Term Fund
60.	Dreyfus U.S. Treasury Long Term Fund
61.	Dreyfus 100% U.S. Treasury Money Market Fund
62.	Dreyfus Variable Investment Fund
63.	Dreyfus Worldwide Dollar Money Market Fund, Inc.
64.	General California Municipal Money Market Fund
65.	General Government Securities Money Market Funds, Inc.
66.	General Money Market Fund, Inc.

67.	General Municipal Money Market Funds, Inc.
68.	General New York Municipal Money Market Fund
69.	Strategic Funds, Inc.

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Jon R. Baum*	Chairman of the Board	None
Ken Bradle**	Chief Executive Officer, President and Director	None
Robert G. Capone****	Executive Vice President and Director	None
J. Charles Cardona*	Executive Vice President and Director	Executive Vice President (Money Market Funds Only)
Sue Ann Cormack**	Executive Vice President	None
John M. Donaghey***	Executive Vice President and Director	None
Dwight D. Jacobsen*	Executive Vice President and Director	None
Mark A. Keleher*****	Executive Vice President	None
James D. Kohley***	Executive Vice President	None
William H. Maresca*	Executive Vice President and Director	None
Timothy M. McCormick*	Executive Vice President	None
David K. Mossman***	Executive Vice President	None
Christopher D. O'Connor*	Executive Vice President and Director	None
Irene Papadoulis**	Executive Vice President	None
Matthew Perrone**	Executive Vice President	None
Bradley J. Skapyak*	Executive Vice President	President
Bill E. Sappingon*	Executive Vice President and Director	None
Gary Pierce*	Chief Financial Officer and Director	None
Tracy Hopkins*	Senior Vice President	None
Mercedez Katz**	Senior Vice President	None
Mary T. Lomasney****	Senior Vice President	None
Barbara A. McCann****	Senior Vice President	None
Christine Carr Smith*****	Senior Vice President	None
Kathleen DeNicholas*	Chief Legal Officer and Secretary	None
Joseph W. Connolly*	Chief Compliance Officer (Investment Advisory Business)	Chief Compliance Officer

(b)
Name and principal Business address	Positions and offices with the Distributor	Positions and Offices with Registrant
Stephen Storen*	Chief Compliance Officer	Anti-Money Laundering Compliance Officer
Matthew D. Connolly*	Anti-Money Laundering Officer	None
Maria Georgopoulos*	Vice President – Facilities Management	None
Stewart Rosen*	Vice President – Facilities Management	None
Karin L. Waldmann*	Privacy Officer	None
Gary E. Abbs***	Vice President – Tax	None
Timothy I. Barrett**	Vice President	None
Gina DiChiara*	Vice President	None
Jill Gill*	Vice President	None
Joanne S. Huber***	Vice President – Tax	None
John E. Lane******	Vice President	None
Kathleen Geis******	Vice President	None
Dean M. Steigauf******	Vice President	None
Donna M. Impagliazzo**	Vice President – Compliance	None
Anthony Nunez*	Vice President – Finance	None
Claudine Orloski***	Vice President – Tax	None
William Schalda*	Vice President	None
John Shea*	Vice President – Finance	None
Christopher A. Stallone**	Vice President	None
Susan Verbil*	Vice President – Finance	None
William Verity*	Vice President – Finance	None
James Windels*	Vice President	Treasurer
James Bitetto*	Assistant Secretary	Vice President and Assistant Secretary
James D. Muir*	Assistant Secretary	None
Barbara J. Parrish***	Assistant Secretary	None
Cristina Rice***	Assistant Secretary	None

*	Principal business address is 200 Park Avenue, New York, NY 10166.
**	Principal business address is 144 Glenn Curtiss Blvd., Uniondale, NY 11556-0144.
***	Principal business address is One Mellon Bank Center, Pittsburgh, PA 15258.
****	Principal business address is One Boston Place, Boston, MA 02108.
*****	Principal business address is 50 Fremont Street, Suite 3900, San Francisco, CA 94104.
******	Principal business address is 101 Barclay Street, New York 10286.

Item 33. Location of Accounts and Records

  1. The Bank of New York Mellon
   One Wall Street
   New York, New York 10286

2. The Bank of New York Mellon
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

  3. BNY Mellon Investment Servicing (US), Inc.
   4400 Computer Drive
   Westborough, MA 01581

  4. The Dreyfus Corporation
   200 Park Avenue
   New York, New York 10166

Item 34. Management Services

  Not Applicable

Item 35. Undertakings

  None

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act, the Registrant, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, and State of New York on the 17th day of September 2012.

Dreyfus Municipal Cash Management Plus

BY:	/s/ Bradley J. Skapyak*
Bradley J. Skapyak, PRESIDENT

 Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Bradley J. Skapyak*	President (Principal Executive Officer)	09/17/2012
Bradley J. Skapyak
/s/ James Windels*	Treasurer (Principal Financial and Accounting Officer)	09/17/2012
James Windels
/s/ Joseph S. DiMartino*	Chairman of the Board	09/17/2012

Joseph S. DiMartino
/s/ Isabel P. Dunst*	Board Member	09/17/2012
Isabel P. Dunst
/s/ Robin A. Melvin*	Board Member	09/17/2012
Robin A. Melvin
/s/ Philip L. Toia*	Board Member	09/17/2012
Philip L. Toia
/s/ Roslyn M. Watson*	Board Member	09/17/2012
Roslyn M. Watson
/s/ Benaree P. Wiley*	Board Member	09/17/2012
Benaree P. Wiley

*BY:	/s/ John B. Hammalian
John B. Hammalian Attorney-in-Fact

INDEX OF EXHIBITS

Exhibits

(h)(2)	Transfer Agency Agreement.
(n)	Rule 18f-3 Plan, as revised.